For Immediate Release
Contact:
Donavon A. Heimes	Jerry Daly, Carol McCune
Supertel Hospitality	Daly Gray
Chief financial officer	(Media Contact)
402.371.2520	703.435.6293
Dheimes@supertelinc.com	jerry@dalygray.com

Supertel Hospitality Reports 2007 Fourth Quarter, Full-Year Results

Acquisitions and Improved ADR, RevPAR and POI Lead to

Higher 2007 Revenues, Net Earnings, FFO and EBITDA

NORFOLK, Neb., February 27, 2008 – Supertel Hospitality, Inc. (NASDAQ: SPPR), a real estate investment trust (REIT) which owns 125 hotels in 24 states, today announced its results for the fourth quarter and year ended December 31, 2007.

Revenues for the 2007 fourth quarter increased 45.1 percent to $27.4 million, compared to the same year-ago period, and rose 44.7 percent to $111.6 million for the full year. Net loss available to common shareholders was $0.6 million or $0.03 per diluted share for the 2007 fourth quarter, compared to a loss of $0.2 million or $0.02 per diluted share in the 2006 same quarter. For the full year 2007, net income available to common shareholders increased 24.9 percent, to $3.1 million, compared to $2.5 million in 2006.

Funds from operations (FFO) improved 28.7 percent to $2.7 million for the 2007 fourth quarter, compared to the same 2006 period, and for the full year rose 37.3 percent to $15.4 million. FFO per fully diluted share was $0.13 in the 2007 fourth quarter, compared to $0.16 in the like period a year earlier, due primarily to a public offering increasing the number of shares of common stock outstanding. The weighted average shares outstanding for diluted earnings per share (EPS) increased to 20.6 million shares from 12.8 million shares for the three months ended December 31, 2007 and 2006, respectively and increased to 20.2 million shares from 12.3 million shares for the twelve months ended December 31, 2007 and 2006, respectively. The FFO diluted weighted average shares increased to 22.4 million shares from 15.5 million shares for the three months ended December 31, 2007 and 2006, respectively and increased to 22.3 million shares from 15.0 million shares for the twelve months ended December 31, 2007 and 2006, respectively.

Earnings before interest, taxes, depreciation and amortization (EBITDA) increased 33 percent to $6.1 million for the 2007 fourth quarter and improved 40 percent to $29.2 million for the full year 2007.

2007 Highlights

•	Acquired 27 hotels with 3,387 rooms in 2007 located in ten states, resulting in a 30.7 percent increase in the overall number of hotels, and further geographically dispersing the portfolio;
•	Engaged a second independent management company, HLC Hotels Inc., to operate 15 recently acquired Masters Inns;
•

Increased the quarterly common stock dividend each quarter in 2007 for a total of $.4625 per share in 2007, a 26.7 percent improvement over 2006. The Company has increased the dividend 13 times since the 2003 first quarter.

“Our portfolio experienced significant growth last year, and we are completing the absorption of those properties as we move through the 2008 first quarter,” said Paul J. Schulte, Supertel’s chairman, president and CEO. “The integration of these new assets into our portfolio by our primary management company did not go as smoothly as we anticipated, however, we have and are continuing to work closely with them to improve integration of new assets into our portfolio. They have responded positively by implementing better operating systems and adding significant depth and expertise to their management team. We believe they have made good progress, and expect to begin seeing the benefits of those efforts especially beginning with the 2008 second quarter.

“We remain very focused on margins. We believe there are opportunities to reduce other operating costs, especially labor. Energy costs have also risen significantly and we are working with our management companies to find ways to reduce those costs,” he said. “Nonetheless, we believe our portfolio is solid and in good shape and that our management companies are on the right path for improvement. Our confidence in our portfolio’s stability and its future is evidenced by the four increases in our common stock dividend in 2007.”

Schulte noted that the Company is closely watching economic conditions around the country. “We believe our hotels are in a good defensive position, as historically, guests tend to trade down to less expensive hotels during economic slowdowns. Our same-store economy hotels generated strong revenue per available room (RevPAR), up nearly 11 percent in the 2007 fourth quarter, our same-store extended-stay properties were up nearly 9 percent, while our same-store midscale without food and beverage hotels held steady. At this time, we do not foresee any significant drop-off in occupancy and we anticipate room rates will continue to have some upward trending. We have not seen a lot of new development or overbuilding in our smaller markets, most of the new development and over supply have been targeted to the larger markets. We have significantly diversified our portfolio geographically in the past 2.5 years, which should give us added resilience should a recession occur. We remain cautiously optimistic about the outlook for the year, especially beginning with the second quarter.”

Fourth Quarter Results

Reflecting the seasonal pattern of lower results in the fourth quarter on the Company’s larger hotel portfolio in 2007, the Company had a net loss of $0.4 million for the 2007 fourth quarter, compared to net income of $0.1 million for the same 2006 period. After recognition of dividends for preferred stock shareholders, the net loss available to common shareholders was $0.6 million, or $0.03 per diluted share, for the 2007 fourth quarter, compared with a net loss of $0.2 million, or $0.02 per diluted share, for the same 2006 period.

Fourth quarter 2007 revenues increased $8.5 million, or 45.1 percent, of which $7.6 million was due to an increased number of properties related to acquisitions and $0.9 million to revenue improvements from the same-store portfolio.

The Company’s same-store 50 economy hotels posted a strong 10.9 percent improvement in RevPAR to $29.25 in the 2007 fourth quarter, led by a 10.0 percent increase in occupancy to 61.6 percent and a 0.8 percent increase in average daily rate (ADR) to $47.48. The Company’s same-store 6 extended stay hotels reported an 8.7 percent improvement in RevPAR, as a result of a 3.7 percent increase in occupancy to 70.6 percent, and a 4.9 percent rise in ADR to $25.05.

Fourth quarter RevPAR for the Company’s same-store 29 midscale without food and beverage hotels was essentially flat, with RevPAR lower by 0.8 percent. The same store portfolio of 85 hotels in the 2007 fourth quarter, compared with the same period a year earlier, had a 5.5 percent increase in occupancy and a 5.2 percent increase in RevPAR.

Hotel and property operations expenses for the 2007 fourth quarter rose $6.7 million, or 48.9 percent, of which $6.1 million was related to new hotel acquisitions, and $0.6 million was from the same-store portfolio.

Interest expense increased by $1.2 million, due primarily to new debt incurred for hotel acquisitions. Depreciation and amortization expense rose $1.0 million in the 2007 fourth quarter over the same period in 2006. This increase is primarily related to hotel acquisitions.

The Company believes property operating income (POI) is a useful measure of its hotels’ operating efficiencies. POI is calculated as revenue from room rentals and other hotel services less hotel and property operations expenses. For the 2007 fourth quarter, POI increased $1.9 million, or 35.4 percent, compared to the year ago period of which $1.6 million was added from new hotel acquisitions.

General and administration expense for the 2007 fourth quarter rose $323,000, or 43.1 percent, compared to the year-ago period. This increase is primarily related to increases in professional fees associated with internal audit and the Section 404 compliance review of the Sarbanes-Oxley Act of 2002 and due diligence costs related to reviewing potential acquisitions.

Acquisitions

During 2007, the Company acquired 27 hotels with 3,387 rooms in five transactions at a total cost of $110.5 million. The properties are located in ten states under five different brands. Louisiana, Alabama, Maine, Montana and Idaho were new states added to the Company’s portfolio during 2007.

During January 2008, the Company acquired 10 hotels with 736 rooms for approximately $21.8 million. The properties include two Days Inns in Sioux Falls, South Dakota; a Super 8 in

Green Bay, Wisconsin; and seven hotels in Kentucky, consisting of two Comfort Inns, a Comfort Suites, two Days Inns, a Sleep Inn and a Quality Inn.

“To date these 10 new properties have transitioned well, and are performing in line with our expectations,” Schulte said. “The seven Kentucky hotels were particularly attractive because it gives us significant economies of scale when added to the three other hotels we own in the state. These are solid assets that we believe will be strong performers.”

“We continue to have a healthy appetite for acquisitions,” he noted. “However, given the uncertainties in the economy and our absorption of a significant number of hotels in the past 14 months, we will likely be more cautious in the first half of the year. Having said that, we will remain opportunistic. We believe an increasing number of properties will be coming to the market and that cap rates may rise slowly, making for some attractive acquisition opportunities as the year progresses.”

Dividends

Supertel increased its dividend in each quarter in 2007, from $0.11 at year-end 2006, to $0.1275 in the 2007 fourth quarter. “The board remains comfortable with our dividend policy,” Schulte said. “We will continue to evaluate dividends each quarter and make adjustments as appropriate.”

About Supertel Hospitality, Inc.

As of February 27, 2008, Supertel Hospitality, Inc. (NASDAQ: SPPR) owns 125 hotels comprised of 10,886 rooms in 24 states. The Company’s hotel portfolio includes Super 8, Comfort Inn/Comfort Suites, Hampton Inn, Holiday Inn Express, Supertel Inn, Days Inn, Tara Inn, Ramada Limited, Guest House Inn, Sleep Inn, Savannah Suites and Masters Inn. This diversity enables the Company to participate in the best practices of each of these respected hospitality partners. The Company specializes in limited service hotels, which do not normally offer food and beverage service. For more information or to make a hotel reservation, visit www.supertelinc.com.

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These risks are discussed in the Company’s filings with the Securities and Exchange Commission.

SELECTED FINANCIAL DATA:

The following table sets forth the Company’s balance sheet for the years ended December 31, 2007 and 2006, respectively. The Company owned 115 hotels at December 31, 2007.

In thousands:

	December 31,	December 31,
	Unaudited
	2007	2006

ASSETS
Investments in hotel properties	$ 376,240	$ 254,241
Less accumulated depreciation	75,295	63,509
	300,945	190,732

Cash, accounts receivable, prepaid expenses, deferred financing and other assets
	10,080	11,416
	$ 311,025	$ 202,148

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Accounts payable, accrued expenses and other liabilities	$ 12,401	$ 8,905
Long-term debt	196,840	94,878
	209,241	103,783

Minority interest in consolidated partnerships	10,178	3,528

SHAREHOLDERS' EQUITY
Shareholders' equity	91,606	94,837
	$ 311,025	$ 202,148

The following table sets forth the Company’s results of operations for the three-month periods ended December 31, 2007 and 2006, respectively, and the years ended December 31, 2007 and 2006, respectively.

In thousands, except per share data:

	Three months		Twelve months
	ended December 31,		ended December 31,
	Unaudited	Unaudited	Unaudited
	2007	2006	2007	2006
REVENUES
Room rentals and other hotel services	$ 27,406	$ 18,885	$ 111,631	$ 7,134

EXPENSES
Hotel and property operations	20,319	13,649	78,697	53,591
Depreciation and amortization	3,334	2,351	12,211	8,680
General and administrative	1,073	750	3,864	2,842
	24,726	16,750	94,772	65,113

EARNINGS BEFORE NET GAINS (LOSSES) ON DISPOSITIONS OF ASSETS, OTHER INCOME, INTEREST EXPENSE, MINORITY INTEREST AND INCOME TAX BENEFIT

	2,680	2,135	16,859	12,021

Net gains (losses) on dispositions of assets	(4)	3	(17)	(3)
Other income	62	77	177	185
Interest expense	(3,658)	(2,451)	(12,908)	(8,255)
Minority interest	(28)	(61)	(337)	(334)

EARNINGS (LOSS) BEFORE INCOME TAXES	(948)	(297)	3,774	3,614

Income tax benefit	533	368	304	107

NET EARNINGS (LOSS)	(415)	71	4,078	3,721

Preferred stock dividend	(199)	(302)	(948)	(1,215)

NET EARNINGS (LOSS) AVAILABLE TO COMMON SHAREHOLDERS
	$ (614)	$ (231)	$ 3,130	$ 2,506

NET EARNINGS (LOSS) PER SHARE - BASIC:	$ (0.03)	$ (0.02)	$ 0.15	$ 0.20
NET EARNINGS (LOSS) PER SHARE - DILUTED:	$ (0.03)	$ (0.02)	$ 0.15	$ 0.20

In thousands, except per share data:

	Three months		Twelve months
	ended December 31,		ended December 31,
	unaudited	unaudited	unaudited
	2007	2006	2007	2006
Weighted average number of shares outstanding for EPS
basic	20,600	12,836	20,197	12,261
diluted	20,600	12,836	20,217	12,272
Weighted average number of shares outstanding for FFO per share
basic	20,600	12,836	20,197	12,261
diluted	22,358	15,529	22,343	14,960

Reconciliation of Weighted average number of shares for
EPS diluted to FFO per share diluted:
EPS diluted shares	20,600	12,836	20,217	12,272
Common stock issuable upon exercise or conversion of:
Options	12	11	-	-
Warrants	-	-	8	-
Series A Preferred Stock	1,746	2,682	2,118	2,688
FFO per share diluted shares	22,358	15,529	22,343	14,960

Reconciliation of net earnings (loss) to FFO-Unaudited
Net earnings (loss) available to common shareholders	$ (614)	$ (231)	$ 3,130	$ 2,506
Depreciation and amortization	3,334	2,351	12,211	8,680
Net (gains) losses on disposition of assets	4	(3)	17	3
FFO	$ 2,724	$ 2,117	$ 15,358	$ 11,189

FFO per share - basic	$ 0.13	$ 0.16	$ 0.76	$ 0.91
FFO per share - diluted	$ 0.13	$ 0.16	$ 0.73	$ 0.83

FFO is a non-GAAP financial measure. The Company considers FFO to be a market accepted measure of an equity REIT’s operating performance, which is necessary, along with net earnings, for an understanding of the Company’s operating results. FFO, as defined under the National Association of Real Estate Investment Trusts (NAREIT) standards, consists of net income computed in accordance with accounting principles generally accepted in the United States of America (“GAAP”), excluding gains (or losses) from sales of real estate assets, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company believes its method of calculating FFO complies with the NAREIT definition. FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of the Company’s liquidity, nor is it indicative of funds available to fund the Company’s cash needs, including its ability to pay dividends or make distributions. All REITs do not calculate FFO in the same manner; therefore, the Company’s calculation may not be the same as the calculation of FFO for similar REITs.

The Company uses FFO as a performance measure to facilitate a periodic evaluation of its operating results relative to those of its peers, who like Supertel Hospitality, Inc., are typically members of NAREIT. The Company considers FFO a useful additional measure of performance for an equity REIT because it facilitates an understanding of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, the Company believes that FFO provides a meaningful indication of our performance.

Unaudited, In thousands:

	Three months		Twelve months
	ended December 31,		ended December 31,
	2007	2006	2007	2006

RECONCILIATION OF NET EARNINGS (LOSS) TO EBITDA
Net earnings (loss) available to common shareholders	$ (614)	$(231)	$ 3,130	$ 2,506
Interest expense	3,658	2,451	12,908	8,255
Income tax benefit	(533)	(368)	(304)	(107)
Depreciation and amortization	3,334	2,351	12,211	8,680
Minority interest	28	61	337	334
Preferred stock dividend	199	302	948	1,215
EBITDA	$ 6,072	$4,566	$29,230	$20,883

EBITDA is a non-GAAP financial measure. With respect to EBITDA, the Company believes that excluding the effect of non-operating expenses and non-cash charges, all of which are also based on historical cost accounting and may be of limited significance in evaluating current performance, can help eliminate the accounting effects of depreciation and amortization, and financing decisions and facilitate comparisons of core operating profitability between periods and between REITs, even though EBITDA also does not represent an amount that accrues directly to common shareholders.

EBITDA doesn’t represent cash generated from operating activities determined by GAAP and should not be considered as an alternative to net income, cash flow from operations or any other operating performance measure prescribed by GAAP. EBITDA is not a measure of the Company’s liquidity, nor is EBITDA indicative of funds available to fund the Company’s cash needs, including its ability to make cash distributions. Neither measurement reflects cash expenditures for long-term assets and other items that have been and will be incurred. EBITDA may include funds that may not be available for management’s discretionary use due to functional requirements to conserve funds for capital expenditures, property acquisitions, and other commitments and uncertainties. To compensate for this, management considers the impact of these excluded items to the extent they are material to operating decisions or the evaluation of the Company’s operating performance.

The following table sets forth the operations of the Company’s hotel properties for the three and twelve months ended December 31, 2007 and 2006, respectively. The Company owned 115 hotels at December 31, 2007. This presentation includes non-GAAP financial measures. The Company believes that the presentation of hotel property operating results (POI) is helpful to investors, and represents a more useful description of its core operations, as it better communicates the comparability of its hotels’ operating results.

Unaudited-In thousands, except statistical data:	Three months		Twelve months
	ended December 31,		ended December 31,
	2007	2006	2007	2006
Same Store:
Revenue per available room (RevPAR):
Midscale w/o F&B	$ 41.97	$ 42.32	$ 48.96	$ 48.80
Economy	$ 29.25	$ 26.37	$ 30.11	$ 28.50
Extended Stay	$ 17.69	$ 16.27	$ -	$ -
Total	$ 31.86	$ 30.29	$ 37.29	$ 36.24

Average daily room rate (ADR):
Midscale w/o F&B	$ 71.61	$ 71.83	$ 74.84	$ 72.19
Economy	$ 47.48	$ 47.08	$ 47.92	$ 47.52
Extended Stay	$ 25.05	$ 23.89	$ -	$ -
Total	$ 51.48	$ 51.57	$ 58.44	$ 57.62

Occupancy percentage:
Midscale w/o F&B	58.6%	58.9%	65.4%	67.6%
Economy	61.6%	56.0%	62.8%	60.0%
Extended Stay	70.6%	68.1%	-	-
Total	61.9%	58.7%	63.8%	62.9%

Total Hotels:
Revenue per available room (RevPAR):	$ 28.46	$ 30.11	$ 32.32	$ 34.92
Average daily room rate (ADR):	$ 48.17	$ 51.26	$ 50.71	$ 55.18
Occupancy percentage:	59.1%	58.7%	63.7%	63.3%

Revenue from room rentals and other hotel services consists of:
Room rental revenue	$ 26,582	$ 18,301	$ 108,445	$ 75,011
Telephone revenue	91	96	466	244
Other hotel service revenues	733	488	2,720	1,879
Total revenue from room rentals and other hotel services	$ 27,406	$ 18,885	$ 111,631	$ 77,134

Room rentals and other hotel services
Same Store locations *	$ 19,636	$ 18,745	$ 74,741	$ 72,814
Acquisitions	7,770	140	36,890	4,320
Total room rental and other hotel services	$ 27,406	$ 18,885	$ 111,631	$ 77,134

Hotel and property operations expense
Same Store locations *	$ 14,191	$ 13,564	$ 52,804	$ 50,439
Acquisitions	6,128	85	25,893	3,152
Total hotel and property operations expense	$ 20,319	$ 13,649	$ 78,697	$ 53,591

Property Operating Income ("POI")
Same Store locations *	$ 5,445	$ 5,181	$ 21,937	$ 22,375
Acquisitions	1,642	55	10,997	1,168
Total property operating income	$ 7,087	$ 5,236	$ 32,934	$ 23,543

POI as a percentage of revenue from room rentals
and other hotel services
Same Store locations *	27.7%	27.6%	29.4%	30.7%
Acquisitions	21.1%	39.3%	29.8%	27.0%
Total POI as a percentage of revenue	25.9%	27.7%	29.5%	30.5%

* Same Store reflects 85 hotels owned as of October 1, 2006 for the three months ended December

31, 2007 and 2006, and 76 hotels owned as of January 1, 2006 for YTD 2007, and 2006. Hotel acquisitions which were excluded from same store calculations for the three months ended December 31, 2007 and 2006 were MOA (5), BMI (6), Masters (15), Savannah (1) and independent (3). Hotel acquisitions which were excluded from same store calculations for the twelve months ended December 31, 2007 and 2006 were MOA (5), BMI (6), Masters (15), Savannah (7) and independent (6). The excluded properties were not owned by the Company throughout each of the periods presented and therefore are excluded from the same store calculations.

RECONCILIATION OF NET EARNINGS (LOSS) TO POI-UNAUDITED:	Three months		Twelve months
	ended December 31,		ended December 31,
	2007	2006	2007	2006
Net earnings (loss)	$ (415)	$ 71	$ 4,078	$ 3,721
Depreciation and amortization	3,334	2,351	12,211	8,680
Net (gains) losses on disposition of assets	4	(3)	17	3
Other income	(62)	(77)	(177)	(185)
Interest expense	3,658	2,451	12,908	8,255
Minority interest	28	61	337	334
General and administrative expense	1,073	750	3,864	2,842
Income tax benefit	(533)	(368)	(304)	(107)
POI	$7,087	$5,236	$32,934	$23,543